Exhibit 23

               CONSENT OF INDEPENDENT AUDITORS


      We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement (Form S-8) pertaining to the 1994 Incentive Stock Option Plan, 1994 Nonqualified Stock Option Plan, Directors' Nonqualified Stock Option Plan, and Option Agreement for Officer of Clear Channel Communications, Inc. and to the incorporation by reference therein of our reports dated February 17, 1995, with respect to the consolidated financial statements of
Clear  Channel  Communications,   Inc. incorporated  by
reference in its Annual Report (Form 10-K) for the year ended December 31, 1994 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.



                                   ERNST & YOUNG LLP


San Antonio, Texas
November 16, 1995